UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The New York Times Company (the “Company”) has discovered that portions of previously-awarded stock option grants to purchase the Company’s Class A common stock (“Common Stock”) were in excess of that permitted to be granted to a single individual during any calendar year under the terms of the Company’s 1991 Executive Stock Incentive Plan, as amended (the “Plan”). The maximum number of shares of Common Stock with respect to which stock options may be granted to any individual in any calendar year is 400,000. In 2008, Janet L. Robinson, the Company’s President and Chief Executive Officer, was granted 250,000 options in excess of this limit and in 2009, each of Arthur Sulzberger, Jr., Chairman of the Company and Publisher of The New York Times, and Ms. Robinson was granted 100,000 options in excess of this limit. Each of these officers has agreed with the Company that these excess stock options are null and void (referred to herein as the “Void 2008 Options” and the “Void 2009 Options” and collectively as the “Void Options”).

In order to satisfy the original intent with respect to these individuals’ compensation, and after consulting with its outside compensation consultant, on September 17, 2009, the Compensation Committee of the Company’s Board of Directors recommended grants to Mr. Sulzberger, Jr. and Ms. Robinson of deferred payment stock appreciation rights equal in number to the Void Options (referred to as the “Replacement SARs”). On September 17, 2009, these grants were approved by the independent directors of the Company’s Board after consultation with the other non-management directors. The Replacement SARs have a strike price equal to the original exercise price of the Void Options they replace ($20.235 for 2008 and $3.625 for 2009) and vesting schedules and expiration dates identical to those of the respective Void Options. Each individual has entered into an agreement with the Company with respect to his or her Replacement SARs (the “SAR Agreements”). The SAR Agreements are filed as Exhibits 10.1 and 10.2, respectively, to this report and the description of the SAR Agreements in this report is qualified in its entirely by reference to the exhibits.

In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to avoid the potential loss to the Company of a tax deduction under Section 162(m) of the Code, any payment due to the individuals upon the exercise of a Replacement SAR will be deferred until the later of six months following his or her termination of employment or the expiration date of the Replacement SAR.

In addition to the foregoing, Mr. Sulzberger, Jr. and Ms. Robinson were each granted target long-term performance awards for the three-year cycles 2009-2011 and 2010-2012 of $2,000,000. The long-term performance awards provide for cash payments at the end of the three-year cycle based upon the achievement of pre-set financial goals during the respective performance periods. The awards to Mr. Sulzberger, Jr. and Ms. Robinson carried maximum potential payouts of $3,500,000 that, if paid, would exceed the per person Plan limit of $3,000,000 in any year. Accordingly, the independent directors of the Company’s Board, after consultation with the other non-management directors, have modified the terms of such grants to fix the maximum potential payout at $3,000,000.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
Exhibit 10.1	The New York Times Company Stock Appreciation Rights Agreement, dated as of September 17, 2009, between the Company and Arthur Sulzberger, Jr.

Exhibit 10.2	The New York Times Company Stock Appreciation Rights Agreement, dated as of September 17, 2009, between the Company and Janet L. Robinson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: September 18, 2009	By:	/s/ Kenneth A. Richieri
Kenneth A. Richieri
Senior Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description
Exhibit 10.1	The New York Times Company Stock Appreciation Rights Agreement, dated as of September 17, 2009, between the Company and Arthur Sulzberger, Jr.

Exhibit 10.2	The New York Times Company Stock Appreciation Rights Agreement, dated as of September 17, 2009, between the Company and Janet L. Robinson